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                                                                     EXHIBIT 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                              PARTISAN CORPORATION

         I THE UNDERSIGNED natural person of the age of 21 years or more, acting as incorporator of a corporation under the Private Corporations provisions of 78-010, et seq., NEVADA REVISED STATUTES, (hereinafter referred to as the "N.R.S."), adopt the following Articles of Incorporation for such Corporation:

                                    ARTICLE I

                                      NAME

         The name of the Corporation is PARTISAN CORPORATION.

                                   ARTICLE II
                                PRINCIPAL OFFICE

         The initial principal office of the Corporation shall be located at 216 South Fourth Street, Las Vegas, Nevada, 89106, and/or such other place as the directors shall designate.

                                   ARTICLE III

                                    DURATION

         The period of duration of the Corporation is perpetual.

                                   ARTICLE IV
                               PURPOSES AND POWERS

         The purposes for which the corporation is organized are to engage in any activity or business not in conflict with the laws of Nevada or of the United States of America, and without limiting the generality of the foregoing, specifically, to have and to exercise all the powers now or hereafter conferred by the laws of the State of Nevada upon corporations organized and any and all acts amendatory thereof and supplemental thereto.

                                    ARTICLE V
                                AUTHORIZED SHARES

         The aggregate number of shares which the Corporation shall have authority to issue is 25,000,000 shares, having a par value of $0.001 (1 mill) per share. The stock shall be designated as Class "A" voting common stock and shall have the same rights and preferences. The common stock shall not be divided into classes and may not be issued in series. Fully paid stock of this Corporation shall not be liable for any further call or assessment. The total capitalization of the Corporation shall be $25,000.

                                   ARTICLE VI
                               PRE-EMPTIVE RIGHTS

         No stockholder of the Corporation shall, because of his ownership of stock, have a pre-emptive or other right to purchase, subscribe for or take part of any of the notes, debentures, bonds or other

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securities convertible into or carrying options for warrants to purchase stock of the Corporation issued, optioned or sold by it after its incorporation, except as may be otherwise stated in these Article of Incorporation or by an amended certificate of said Articles duly filed, may at any time be issued, optioned for sale and sold or disposed of by the Corporation pursuant to the resolution of its Board of Directors to such person, persons or organizations and upon such terms as may to such Board of Directors seem proper, without first offering such stock or securities or any part thereof to existing stockholders, except as required in Article V of these Articles of Incorporation.

                                   ARTICLE VII
                                VOTING OF SHARES

         Each outstanding share of the class "A" common stock of the Corporation shall be entitled to one vote on each matter submitted to a vote at a meeting of the stockholders. Each shareholder shall be entitled to vote his or its shares in person or by proxy, executed in writing by such shareholder or by its duly authorized attorney in fact. At each election for directors, every shareholder entitled to vote at such election shall have the right to vote in person or by proxy, the number of shares owned by him or it for as many persons as there are directors to be elected and for whose election he or it has the right to vote, but the shareholder hall have no right, whatsoever, to accumulate his or its votes with regard to such election.

                                  ARTICLE VIII
                                    DIRECTORS

         The governing board of this Corporation shall be called directors, and the number of directors may from time to time be specified by the By-laws of the Corporation at not less than one, nor more than fifteen. When the By-laws do not specify the number of directors, the number of directors shall be three (3), or equal to the number of shareholders should there be less than three initial shareholders. The name of the initial director, being also the incorporator and sole shareholder, is:

NAME                       ADDRESS

LESLIE H. SHAW 3760 So. Highland Dr. #300, Salt Lake City, UT 84106

which director shall hold office until the first meeting of the shareholders of the Corporation and until his or her successors have been duly elected and qualified. Directors need not be residents of the State of Nevada or shareholders of the Corporation.

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                                   ARTICLE IX
                                  INCORPORATOR

         The name and address of the sole incorporator and sole initial shareholder of this Corporation is:

NAME                       ADDRESS

LESLIE H. SHAW 3760 So. Highland Dr. #300 Salt Lake City UT 84106

         Dated this 29th day of January, 1990.

                                                     /s/Leslie H. Shaw
                                                     ---------------------------
                                                     Incorporator

State of Utah              )
                                    )       ss.
County of Salt Lake        )

         Personally appeared before me this 29th day of January, 1990, Leslie H. Shaw, signer of the foregoing instrument who being by me first duly sworn, declared that she is the person who signed the foregoing as incorporator and that the statements contained therein are true.

                                                     /s/Krista Castleton
                                                     ---------------------------
                                                     Notary Public
                                                      Residing in:  Salt Lake

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